POSTAL REALTY TRUST, INC. REPORTS SECOND QUARTER 2026 RESULTS

- Net Income of $0.15 Per Diluted Share -
- Increased 2026 AFFO Guidance $0.01 to $1.41 - $1.43 Per Diluted Share, Representing Growth of 7.6% Year-Over-Year at the Midpoint -
- Increased 2026 Acquisition Guidance $20 Million to $150 Million - $160 Million -
- $38.5 Million of Gross Equity Sales via ATM Program in Second Quarter -
- Acquired 37 USPS Properties for $45.1 Million at a Weighted Average Capitalization Rate of 7.3% -

Cedarhurst, New York, August 4, 2026 (GLOBE NEWSWIRE) — Postal Realty Trust, Inc. (NYSE: PSTL) (the “Company”), an internally managed real estate investment trust that owns and manages over 2,300 properties leased primarily to the United States Postal Service (the “USPS”), ranging from last-mile post offices to industrial facilities, today announced results for the quarter ended June 30, 2026.

Highlights for the Quarter Ended June 30, 2026

•Net income attributable to common shareholders of $5.1 million, or $0.15 per diluted share
•Acquired 37 USPS properties for $45.1 million, excluding closing costs
•Rental income increased 23.3% from second quarter 2025 to second quarter 2026, reflecting internal growth and acquisitions
•Funds from Operations ("FFO") of $13.1 million, or $0.37 per diluted share
•Adjusted Funds from Operations ("AFFO") of $12.7 million, or $0.36 per diluted share
•Subsequent to quarter end, the Company announced a quarterly dividend of $0.245 per share

"Our continued outsized AFFO growth illustrates the strength of Postal Realty's platform," said Andrew Spodek, Chief Executive Officer of Postal Realty Trust. "Having closed an expanded credit facility in July and raised $110 million of equity year to date, we have never been in a better position to acquire properties that reinforce our long-term growth trajectory."
Mr. Spodek continued, "Our improved cost of capital enhances our ability to acquire a broader swath of assets, including larger properties and portfolios, that are day one accretive and offer long term growth."

Property Portfolio & Acquisitions

The Company’s owned portfolio was 99.8% occupied, comprised of 2,014 properties across 49 states and one territory with approximately 7.5 million net leasable interior square feet and a weighted average rental rate of $12.40 per leasable square foot based on rents in place as of June 30, 2026. The weighted average rental rate consisted of $14.44 per leasable square foot on last-mile and flex properties and $5.12 on industrial properties.

During the second quarter, the Company acquired 37 last-mile, flex and industrial properties leased to the USPS for $45.1 million excluding closing costs, comprising approximately 237,000 net leasable interior square feet at a weighted average rental rate of $14.69 per leasable square foot based on rents in place as of June 30, 2026. These acquisitions were completed at a weighted average cash capitalization rate of approximately 7.3%.

Balance Sheet & Capital Markets Activity

As of June 30, 2026, the Company had approximately $2.6 million of cash and property-related reserves, and approximately $381 million of net debt with a weighted average interest rate of 4.4%. At the end of the quarter, 84% of the Company's debt outstanding was set to fixed rates (when taking into account interest rate hedges), and $205.0 million of the Company's revolving credit facility was undrawn. Subsequent to quarter end, and after giving effect to interest rate hedges entered into by the Company in connection with its expanded Credit Facility, the percentage of the Company's debt set to fixed rates increased to 92%.

During the second quarter, the Company issued approximately 2.5 million shares via the ATM for $47.4 million of gross proceeds, consisting of regular-way sales accounting for 0.5 million shares and approximately $11.8 million of gross proceeds, and settlement of a forward sale agreement consisting of 2.0 million shares and approximately $35.6 million of gross proceeds. At the end of the second quarter, the Company had unsettled forward sale agreements covering 1.8 million shares, representing approximately $39.1 million of expected gross proceeds, assuming full physical settlement. Subsequent to quarter end, the Company issued approximately 0.08 million shares via the ATM for $2.0 million of gross proceeds, and entered into a forward sale agreement covering 0.4 million shares for an additional $9.0 million of gross proceeds. As of August 4, 2026, forward sale agreements covering 2.2 million shares remain unsettled, representing approximately $48.1 million of expected gross proceeds, assuming full physical settlement.
Dividend

On August 3, 2026, the Company announced a quarterly dividend of $0.245 per share of Class A common stock. The dividend equates to $0.98 per share on an annualized basis. The dividend will be paid on August 28, 2026 to stockholders of record as of the close of business on August 14, 2026.

2026 Guidance

2026 Guidance

	Low		High
AFFO per Diluted Share(1)	$1.41	to	$1.43
Same Store Cash NOI Growth	6.0%	to	7.0%
Acquisition Volume	$150 million	to	$160 million
Cash G&A Expense	$11.5 million	to	$12.5 million

(1) The Company's AFFO per share guidance range includes de minimus estimated dilution due to the impact of the Company's outstanding forward equity calculated in accordance with the treasury stock method.

Note: The Company does not provide guidance with respect to the most directly comparable GAAP financial measure or provide reconciliations to GAAP from its forward-looking non-GAAP financial measures of AFFO per share guidance, Same Store Cash NOI and Cash NOI, due to the inherent difficulty of forecasting the effect, timing and significance of certain amounts in the reconciliation that would be required by Item 10(e)(1)(i)(B) of Regulation S-K. Examples of these amounts include impairments of assets, gains and losses from sales of assets, and depreciation and amortization from new acquisitions or developments. In addition, certain non-recurring items may also significantly affect net income but are generally adjusted for in AFFO, Same Store Cash NOI and Cash NOI. Based on our historical experience, the dollar amounts of these items could be significant, and could have a material impact on the Company's GAAP results for the guidance period.

Webcast and Conference Call Details

The Company will host a webcast and conference call to discuss the second quarter 2026 financial results on Wednesday, August 5, 2026, at 9:00 A.M. Eastern Time. A live audio webcast of the conference call will be available on the Company’s investor website at https://investor.postalrealtytrust.com/Investors/events-and-presentations/default.aspx. To participate in the conference call, callers from the United States and Canada should dial-in ten minutes prior to the scheduled call time at 1-877-407-9208. International callers should dial 1-201-493-6784.

Replay

A telephonic replay of the call will be available starting at 1:00 P.M. Eastern Time on Wednesday, August 5, 2026, through 11:59 P.M. Eastern Time on Wednesday, August 19, 2026, by dialing 1-844-512-2921 in the United States and Canada or 1-412-317-6671 internationally. The passcode for the replay is 13760644.

Non-GAAP Supplemental Financial Information

An explanation of certain non-GAAP financial measures used in this press release, including, FFO, AFFO, net debt, Same Store Cash NOI, NOI and Cash NOI, as well as reconciliations of certain of those non-GAAP financial measures, to the most directly comparable GAAP financial measure, is included below.

The Company calculates FFO in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition. NAREIT currently defines FFO as follows: net income (loss) (computed in accordance with GAAP) excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control, and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by an entity. Other REITs may not define FFO in accordance with the NAREIT definition or may interpret the current NAREIT definition differently than the Company does and therefore the Company’s computation of FFO may not be comparable to such other REITs.

The Company calculates AFFO by starting with FFO and adjusting for recurring capital expenditures (defined as all capital expenditures and leasing costs that are recurring in nature, excluding expenditures that (i) are for items identified or existing at the time a property was acquired or contributed (including through the Company's formation transactions), (ii) are part of a strategic plan intended to increase the value or revenue-generating ability of a property, (iii) are for replacements of roof or parking lots, (iv) are considered infrequent or extraordinary in nature, or (v) for casualty damage), acquisition-related expenses (defined as expenses that are incurred for investment purposes and business acquisitions and do not correlate with the ongoing operations of the Company's existing portfolio, including due diligence costs for acquisitions not consummated and certain professional fees incurred that were directly related to completed acquisitions or dispositions and integration of acquired business) that are not capitalized, and certain other non-recurring expenses and then adding back non-cash items including: write-off and amortization of deferred financing fees, straight-line rent and other adjustments (including (a) lump sum catch up amounts for increased rents, net of any lease incentives and (b) beginning in Q2 2026, amortization of investment in financing leases, net), fair value lease adjustments, non-real estate depreciation and amortization (which beginning in Q1 2026 includes amortization of software development costs), non-cash components of compensation expense and casualty losses (recoveries). AFFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company's operating performance. The Company believes that AFFO is widely used by other REITs and is helpful to investors as a meaningful additional measure of the Company's ability to make capital investments. Other REITs may not define AFFO in the same manner as the Company does and therefore the Company's calculation of AFFO may not be comparable to such other REITs.

The Company calculates its net debt as total debt less cash and property-related reserves. The Company believes excluding cash and restricted cash deposits held for the benefit of lenders from total debt, all of which could be used to repay debt, provides an estimate of the net contractual amount of borrowed capital to be repaid, which it believes is a beneficial disclosure to investors and analysts. Net debt as of June 30, 2026 is calculated as total debt of approximately $384 million less cash and property-related reserves of approximately $3 million.

The Company calculates its occupancy rate by dividing the amount of the Company's owned portfolio's total net leasable interior square feet currently under lease agreements, regardless of the actual use or occupation by the tenant of the area being leased, by the Company's owned portfolio's total net leasable interior square feet.

Net Operating Income (“NOI”), Cash NOI, and Same Store Cash NOI are non-GAAP financial measures which we use to assess our operating results. We compute NOI as net income (computed in accordance with GAAP), excluding general and administrative expenses, interest expense, net, income tax expense, depreciation and amortization, gains (or losses) on sale of real estate, casualty and impairment (gains) losses, net, property management expenses and other income, expenses, net. We further adjust NOI for non-cash revenue components of straight-line rent and other non-cash adjustments to derive Cash NOI. We further adjust Cash NOI for other adjustments that primarily consist of adjustments to NOI based on contractual lease terms and due to disposed and non-stabilized properties and Cash NOI for recently acquired properties to derive Same Store Cash NOI. We believe NOI and Cash NOI provide useful and relevant information because they reflect only those income and expense items that are incurred at the property level and present such items on an unlevered basis. Same Store Cash NOI is considered by management to be an important operating performance measure frequently used by analysts and investors because it includes only the Cash NOI of operating properties that have been owned and stabilized for the entire current and prior year reporting periods. NOI, Cash NOI, and Same Store Cash NOI are not measurements of financial performance under GAAP and may not be comparable to similarly titled measures of other companies. You should not consider our measures as alternatives to net income or cash flows from operating activities determined in accordance with GAAP. NOI, Cash NOI, and Same Store Cash NOI are supplemental non-GAAP financial measures of real estate companies' operating performance and should not be considered an alternative to net income in accordance with GAAP or as a measure of liquidity.

These metrics are non-GAAP financial measures and should not be viewed as an alternative measurement of the Company’s operating performance to net income. Management believes that accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. As a result, the Company believes that the additive use of FFO and AFFO, net debt, Same Store Cash NOI, NOI and Cash NOI, together with the required GAAP presentation, is widely-used by the Company’s competitors and other REITs and provides a more complete understanding of the Company’s performance and a more informed and appropriate basis on which to make investment decisions.

Forward-Looking and Cautionary Statements

This press release contains “forward-looking statements.” Forward-looking statements include statements identified by words such as “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections. Forward-looking statements, including, among others, statements regarding the Company’s anticipated growth and ability to obtain financing and close on pending transactions on the terms or timing it expects, if at all, are based on the Company's current expectations and assumptions regarding capital market conditions, the Company’s business, the economy, the Company's 2026 and 2027 guidance, the Company's beliefs regarding AFFO growth, the Company's expectations regarding the settlement of open forward equity positions and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, the Company’s actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the USPS’s terminations or non-renewals of leases, changes in demand for postal services delivered by the USPS, the solvency and financial health of the USPS, competitive, financial market and regulatory conditions, disruption in market, general real estate market conditions, the Company’s competitive environment and other factors set forth under “Risk Factors” in the Company’s filings with the Securities and Exchange Commission. Any forward-looking statement made in this press release speaks only as of the date on which it is made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

About Postal Realty Trust, Inc.

Postal Realty Trust, Inc. is an internally managed real estate investment trust that owns and manages over 2,300 properties leased primarily to the USPS. More information is available at postalrealtytrust.com.

Contact:

Steve Bakke
EVP and Chief Financial Officer
Email: Sbakke@postalrealty.com
Phone: (516) 734-0420

Jordan Cooperstein
Senior Vice President of Finance, Capital Markets
Email: Jcooperstein@postalrealty.com
Phone: (516) 295-7820

Postal Realty Trust, Inc.
Consolidated Statements of Operations
(Unaudited)
(in thousands, except share and per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2026	2025	2026	2025
Revenues:
Rental income	$28,022	$22,730	$54,136	$44,210
Fee and other	560	621	1,094	1,291
Total revenues	28,582	23,351	55,230	45,501

Operating expenses:
Real estate taxes	3,202	2,773	6,271	5,422
Property operating expenses	2,591	1,984	5,407	4,445
General and administrative	4,716	4,316	10,103	9,252
Casualty and impairment losses (gains), net	89	(345)	(174)	(195)
Depreciation and amortization	6,728	5,914	13,130	11,538
Total operating expenses	17,326	14,642	34,737	30,462

Gain (loss) on sale of real estate assets	30	—	30	(49)

Income from operations	11,286	8,709	20,523	14,990

Other income	—	—	—	30

Interest expense, net:
Contractual interest expense	(4,578)	(3,817)	(8,702)	(7,254)
Write-off and amortization of deferred financing fees and amortization of debt discount	(278)	(211)	(531)	(422)
Interest income	—	1	—	7
Total interest expense, net	(4,856)	(4,027)	(9,233)	(7,669)

Income before income tax expense	6,430	4,682	11,290	7,351
Income tax expense	(27)	(10)	(49)	(24)

Net income	6,403	4,672	11,241	7,327
Net income attributable to operating partnership unitholders’ non-controlling interests	(1,351)	(1,058)	(2,363)	(1,631)

Net income attributable to common stockholders	$5,052	$3,614	$8,878	$5,696

Net income per share:
Basic	$0.15	$0.12	$0.27	$0.19
Diluted	$0.15	$0.12	$0.26	$0.19
Weighted average common shares outstanding:
Basic	27,398,120	23,509,083	27,246,371	23,375,607
Diluted	27,734,846	23,509,083	27,535,502	23,375,607

Postal Realty Trust, Inc.
Consolidated Balance Sheets
(Unaudited)
(In thousands, except par value and share data)

	June 30, 2026	December 31, 2025

Assets
Investments:
Real estate properties, at cost:
Land	$186,456	$163,485
Building and improvements	661,459	603,390
Tenant improvements	9,116	8,649
Total real estate properties, at cost	857,031	775,524
Less: Accumulated depreciation	(84,103)	(74,769)
Total real estate properties, net	772,928	700,755
Investment in financing leases, net	15,794	15,851
Total real estate investments, net	788,722	716,606
Cash	1,835	1,454
Escrow and reserves	961	643
Rent and other receivables	5,853	5,232
Prepaid expenses and other assets, net	10,874	11,800
Goodwill	1,536	1,536
Deferred rent receivable	7,959	5,373
Lease intangible assets, net	18,415	16,413
Assets held for sale, net	415	—
Total Assets	$836,570	$759,057

Liabilities and Equity
Liabilities:
Term loans, net	$303,557	$288,313
Revolving credit facility	45,000	39,000
Secured borrowings, net	33,564	33,828
Accounts payable, accrued expenses and other, net	15,647	18,597
Below market leases, net	21,518	19,758
Total Liabilities	419,286	399,496
Commitments and Contingencies
Equity:
Class A common stock, par value $0.01 per share; 500,000,000 shares authorized; 30,114,848 and 26,849,381 shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	302	268
Class B common stock, par value $0.01 per share; 27,206 shares authorized; 27,206 shares issued and outstanding as of June 30, 2026 and December 31, 2025	—	—
Additional paid-in capital	410,476	358,001
Accumulated other comprehensive income	2,763	954
Accumulated deficit	(78,929)	(74,024)
Total Stockholders’ Equity	334,612	285,199
Operating partnership unitholders’ non-controlling interests	82,672	74,362
Total Equity	417,284	359,561
Total Liabilities and Equity	$836,570	$759,057

Postal Realty Trust, Inc.
Reconciliation of Net Income to Same Store Cash NOI
(Unaudited)
(In thousands)

For the Year Ended December 31, 2025
Net income	$18,098
Excluded revenue(1)	(1,481)
Income tax expense	27
Interest expense, net	16,243
Depreciation and amortization	23,989
Casualty and impairment (gains), net	(775)
General and administrative	17,192
Property management expenses	3,031
Loss on sale of real estate	49
Other income	(30)
Net Operating Income ("NOI")	$76,343
Straight-line rent and other non-cash adjustments	(7,349)
Deferred ground leases	23
Cash NOI ("Cash NOI")	$69,017
Other adjustments(2)	103
Cash NOI for recently acquired properties	(4,417)
Same Store Cash NOI	$64,703
Explanatory Notes:
(1) Excluded revenue primarily consists of property management fees and professional services
(2) Other adjustments primarily consists of adjustments to NOI based on contractual lease terms, and due to disposed and non-        stabilized properties

Postal Realty Trust, Inc.
Reconciliation of Net Income to FFO and AFFO
(Unaudited)
(In thousands, except share and per share data)

For the Three Months Ended June 30, 2026
Net income	$6,403
Depreciation and amortization of real estate assets	6,700
Gain on sale of real estate assets	(30)
Impairment charges	68
FFO	$13,141
Recurring capital expenditures	(176)
Write-off and amortization of deferred financing fees and amortization of debt discount	278
Straight-line rent and other adjustments	(1,733)
Fair value lease adjustments	(930)
Acquisition-related and other expenses	167
Casualty losses	21
Non-real estate depreciation and amortization	32
Non-cash components of compensation expense	1,881
AFFO	$12,681

FFO per common share and common unit outstanding-diluted	$0.37
AFFO per common share and common unit outstanding-diluted	$0.36

Weighted average common shares and common units outstanding
Basic	35,374,419
Diluted	35,711,145